Exhibit 5.1

June 8, 2026

ATI Inc.

2021 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as transaction counsel to ATI Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $450,000,000 aggregate principal amount of its 5.875% Notes due 2033 (the “Notes”), under the Indenture (as defined below), pursuant to the Underwriting Agreement, dated June 3, 2026 (the “Underwriting Agreement”), between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”). The Notes are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	The Underwriting Agreement;

2.

The Indenture, dated as of September 14, 2021, between the Company and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of June 8, 2026, between the Company and the Trustee (the “Third Supplemental Indenture”) (as so supplemented, the “Indenture”); and

3.	A specimen of the Notes attached as Exhibit A to the Third Supplemental Indenture.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-277308) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2024; (ii) the base prospectus, dated February 23, 2024, forming a part of the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement, dated June 3, 2026, relating to the Notes, as filed by the Company with the Commission on June 3, 2026 pursuant to Rule

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ATI Inc.

June 8, 2026

424(b) under the Securities Act; (iv) the Final Term Sheet relating to the Notes, as filed by the Company with the Commission on June 3, 2026 pursuant to Rule 433 under the Securities Act; (v) the final prospectus supplement, dated June 3, 2026, reflecting the final terms of the Notes and the terms of the offering thereof, as filed by the Company with the Commission on June 4, 2026 pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”); (vi) the Transaction Documents; (vii) the Company’s Restated Certificate of Incorporation, as amended, as filed with the Commission and the Company’s Fifth Amended and Restated Bylaws dated as of May 16, 2025; (viii) a copy of the resolutions adopted by the Board of Directors of the Company on February 22, 2024, relating to the filing of the Registration Statement; and (ix) a copy of the resolutions adopted by the Board of Directors of the Company on May 12, 2026, relating to the issuance and sale of the Notes by the Company. We also have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; (iii) that each party to the Transaction Documents complied with all state and federal statutes, rules and regulations applicable to such party arising out of the transactions set forth in such Transaction Document; (iv) that there are no documents or agreements between any of the parties to the Transaction Documents that have not been provided to us and that are not listed in this opinion letter that could affect any of the opinions expressed in this opinion letter and no undisclosed modifications, waivers or amendments (whether written or oral) to any agreements reviewed by us; (v) none of the Underwriters is an interested stockholder (within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)) of the Company; and (vi) there are no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) solely with respect to the opinion in clause (a) in the paragraph below, the DGCL and (ii) solely with respect to the opinion in clause (b) in the paragraph below, the law of the State of New York, other than its law relating to choice of law (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

ATI Inc.

June 8, 2026

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Notes (a) have been duly authorized, executed, and delivered by the Company and (b) when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits set forth in the Indenture (subject to the effect of applicable bankruptcy, insolvency, orderly liquidation or resolution, fraudulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to the effects of general principles of equity, whether considered in a proceeding at law or equity, including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith, and fair dealing).

In addition, we express no opinion as to any provision in the Transaction Documents: (i) that purports to release, exculpate, or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by the law of a jurisdiction other than the State of New York, the DGCL, or the applicable federal securities laws of the United States; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to restrict access exclusively to any particular courts; or (ix) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the

ATI Inc.

June 8, 2026

meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP